Exhibit 10.17
AURORA DIAGNOSTICS, INC.
NONSTATUTORY STOCK OPTION AWARD CERTIFICATE
Non-transferable
G R A N T   T O

(“Optionee”)
the right to purchase from Aurora Diagnostics, Inc. (the “Company”)
                     shares of its common stock, $0.01 par value, at the price of $      per share (the “Option”)
pursuant to and subject to the provisions of the Aurora Diagnostics, Inc. 2010 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Option, Optionee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.
Unless vesting is accelerated as provided in Section 1 of the Terms and Conditions, the Option shall vest (become exercisable) in accordance with the following schedule, provided that Optionee remains in Continuous Service on each applicable vesting date:

Continuous Service
after Grant Date	Percent of Option Shares Vested

IN WITNESS WHEREOF, Aurora Diagnostics, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

AURORA DIAGNOSTICS, INC.		Grant Date:

By:	*SAMPLE DOCUMENT*

Its:	Authorized Officer

2010 Stock Option Grant – Employees
TERMS AND CONDITIONS
1. Vesting of Option. The Option shall vest (become exercisable) in accordance with the schedule shown on the cover page of this Award Certificate. Notwithstanding the foregoing vesting schedule, the Option shall become fully vested and exercisable (i) upon a Change in Control if the Option is not assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, or (ii) if the Option is assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control, upon the termination of Optionee’s employment by the Company without Cause (or Optionee’s resignation for Good Reason as provided in any employment, severance or similar agreement, if applicable) within one year after the Change in Control.
2. Term of Option and Limitations on Right to Exercise. The term of the Option will be for a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the vested Option will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:
     (a) Three (3) months after the date of termination of Optionee’s Continuous Service for any reason other than (i) for Cause, or (ii) by reason of Optionee’s death or Disability.
     (b) Twelve (12) months after the date of termination of Optionee’s Continuous Service by reason of Optionee’s Disability.
     (c) Twelve (12) months after the date of Optionee’s death, if Optionee dies while employed, or during the three-month period described in subsection (a) above or during the twelve-month period described in subsection (b) above and before the Option otherwise expires.
     (d) Immediately upon the date of termination of Optionee’s Continuous Service by the Company for Cause.
If Optionee or his or her beneficiary exercises an Option after termination of his or her Continuous Service, the Option may be exercised only with respect to the Shares that were otherwise vested on the date of Optionee’s termination of Continuous Service, including Option Shares vested by acceleration under Section 1.
3. Exercise of Option. The Option shall be exercised by (a) written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Secretary from time to time and (b) payment to the Company in full for the Shares subject to such exercise (unless the exercise is a broker-assisted cashless exercise, as described below). If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such Shares shall be (a) in cash, (b) by delivery (actual or by attestation) of Shares previously acquired by the purchaser, (c) by withholding of Shares from the Option, or (d) any combination thereof, for the number of Shares specified in such written notice. The value of Shares surrendered or withheld for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Option may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Option Shares on behalf of Optionee and delivers cash sales proceeds to the Company in payment of the exercise price.
4. Withholding. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Optionee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Option. The withholding requirement may be satisfied, in whole or in part, at the election of the Company, by withholding from the Option Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes. The obligations of the Company under this Award Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Optionee.

2010 Stock Option Grant — Employees
5. Limitation of Rights. The Option does not confer to Optionee or Optionee’s beneficiary designated pursuant to the Plan any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the Option. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Optionee’s service at any time, nor confer upon Optionee any right to continue in the service of the Company or any Affiliate.
6. Restrictions on Transfer and Pledge. No right or interest of Optionee in the Option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or an Affiliate. The Option is not assignable or transferable by Optionee other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers. The Option may be exercised during the lifetime of Optionee only by Optionee or any permitted transferee.
7. Restrictions on Issuance of Shares. If at any time the Committee or the Board shall determine in its discretion, that registration, listing or qualification of the Shares covered by the Option upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or the Board.
8. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.
9. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.
10. Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Aurora Diagnostics, Inc., 11025 RCA Center Drive, Suite 300, Palm Beach Gardens, FL 33410; Attn: Secretary, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.
11. Compensation Recoupment Policy. The Option shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable.